UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 6, 2020

PARAMOUNT GOLD NEVADA CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-36908	98-0138393
(Commission File Number)	(IRS Employer Identification No.)

665 Anderson Street

Winnemucca, Nevada

89445

(Address of Principal Executive Offices)

(775) 625-3600

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	PZG	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2020, Rachel Goldman, 48, was appointed Chief Executive Officer and Director of Paramount Gold Nevada Corp. (“the “Company” or “Paramount”), effective February 7, 2020.  Previously, Ms. Goldman was the Managing Director, Institutional Equity Sales for Desjardins Securities from 2016 to 2019.  From 2012 to 2015, Ms. Goldman was the Director of Institutional Equity Sales for Dundee Capital Markets.

In connection with the appointment, the Company entered into a written Employment Agreement with Rachel Goldman providing an annual base salary of $200,000 along with a provision for cash bonuses and equity incentives on a periodic basis at the discretion of the Board of Directors.  Ms. Goldman is also entitled to the following:  (i) if employment is terminated by the Company other than for “just cause” or “disability” or is terminated by Ms. Goldman for “good reason” (each as defined in the Employment Agreement), an amount equal to six months of notice of termination for each partial year or completed year of employment with a minimum notice period of twelve months up to a maximum notice period of twenty-four months based on the annual salary then in effect plus an amount for annual bonus that is calculated as the average of the actual bonus paid by the Company, if any, to Ms. Goldman in the prior two years, and (ii) if within twelve months after a “control change” (as defined in the Employment Agreement) employment is terminated by the Company other than for “just cause” or is terminated by Ms. Goldman for “good reason”, an amount equal to six months of notice of termination for each partial year or completed year of employment with a minimum notice period of twelve months up to a maximum notice period of twenty-four months based on the annual salary then in effect plus an amount for annual bonus that is calculated as the average of the actual bonus paid by the Company, if any, to Ms. Goldman in the prior two years, and (iii) that immediately prior to a change of control, the Company may pay an additional discretionary bonus to Ms. Goldman.  The additional discretionary bonus may be any amount and shall be determined by the Board of Directors in their sole and absolute discretion.

The foregoing description of the material terms of the foregoing Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the relevant exhibits A copy of the Employment Agreement for Ms. Goldman is attached as Exhibit 10.1.

On the date of her appointment Ms. Goldman was granted 95,000 stock options of the Company at an exercise price of $1.00 per share, which is above  the closing sales price for our common stock as quoted on the NYSE American on January 29, 2020.  The options will vest and become exercisable on achieving the following performance conditions: 1) ½ upon the completion of the Grassy Mountain Project feasibility study and 2) ½ on the issuance of mining permits for the Grassy Mountain Project by the State of Oregon. The term of the stock option grant is five years.

In connection with the appointment, effective immediately, Glen Van Treek, the former Chief Executive Officer of the Company will continue to serve as President and director for the Company and has been appointed Chief Operating Officer.

There are no family relationships between Ms. Goldman and any director or other executive officer of the Company nor are there any transactions between Ms. Goldman or any member of her immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the U.S. Securities and Exchange Commission.

Item 7.01. Regulation FD Disclosure

On February 10, 2020, Paramount issued a press release announcing the appointment of Ms. Goldman. The press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” with the U.S. Securities and Exchange Commission nor incorporated by reference in any registration statement filed by Paramount under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d)List of Exhibits

Exhibit Number	Description

Exhibit 10.1	Employment Agreement Rachel Goldman dated February 6, 2020
Exhibit 99.1	Press Release of Paramount dated February 10, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARAMOUNT GOLD NEVADA CORP.

Date: February 10, 2020	By:	/s/ Carlo Buffone
Carlo Buffone
Chief Financial Officer